UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) –	September 28, 2006

MTM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

New York	0-22122	13-3354896
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 High Ridge Road, Stamford, Connecticut	06905
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code –	203-975-3700

N/A
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment

Throughout this Current Report on Form 8-K, the terms “we,” “us,” “our” and “company” refer to MTM Technologies, Inc. and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

ITEM 1.01 Entry into a Material Definitive Agreement

(1) Letter Agreement - J.W. Braukman

On September 19, 2006 the Company filed a Form 8-K announcing that Mr. J.W. (Jay) Braukman (53) has been appointed to serve as the Company’s Senior Vice President and Chief Financial Officer. On September 28, 2006, the Company entered into a Letter Agreement with Mr. Braukman (the “Letter Agreement”) setting forth the terms of such appointment. The Letter Agreement provides that Mr. Braukman will serve as the Company’s Senior Vice President and Chief Financial Officer on an at-will basis. The Company or Mr Braukman have the right to terminate the Letter Agreement at any time upon 30 days written notice to the other party. Mr. Braukman will report directly to our Chief Executive Officer.

For services rendered under the Letter Agreement, the Company will pay Mr. Braukman a base salary at the rate of $260,000 per annum, payable not less frequently than monthly. Mr. Braukman’s base salary shall be subject to review each year for possible increase by the Board of Directors in its sole discretion, but in no event shall the base salary be decreased from its then existing level. The Company will also reimburse Mr. Braukman for certain commuting, temporary living, and other out-of-pocket expenses related to the transition of Mr. Braukman to the Company’s Stamford, Connecticut headquarters.

In the event of a termination of Mr. Braukman’s employment on or before the fourth anniversary date of this Agreement by the Company other than for “cause,” or by Mr. Braukman for “good reason” or as a result of death or permanent or total disability (all as defined in the Letter Agreement) the Company shall provide him, among other things, a continuance of his then current base salary for a period equal to 1 year from the date of termination

The above description of the Letter Agreement is qualified in its entirety by reference to the terms of such agreement attached hereto as Exhibit 10.1.

ITEM 9.  Financial Statements and Exhibits

9.01   Financial Statements and Exhibits

(c)    Exhibits

         Exhibit 10.1 Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTM TECHNOLOGIES, INC.
(Registrant)

By:	/s/ Francis J. Alfano
Francis J. Alfano, Chief Executive Officer

October 3, 2006

EXHIBIT INDEX

Exhibit

Exhibit 10.1     Letter Agreement